Exhibit 10.2

Summary of Agreement

On April 29, 2021, Alkermes plc (the “Company”) and Sarissa Capital Offshore Master Fund LP (together with its affiliates and associates, “Sarissa Capital”) reached an agreement pursuant to which the Company has granted Sarissa Capital a right to designate one director for appointment to the Company’s board of directors (the “Board”) from a predetermined list of candidates identified by Sarissa Capital. This right is exercisable between October 30, 2021 and February 28, 2022. In connection with this agreement, Sarissa Capital withdrew its notice to the Company, dated as of December 4, 2020, nominating a director candidate for election to the Board at the Company’s 2021 annual general meeting of shareholders.